Exhibit 23.1

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2003, except for Note 3, as to which the date is April 16, 2003, with respect to the financial statements of MCE Technologies Inc. included in the Aeroflex Incorporated Form 8-K/A dated September 3, 2003 that is incorporated by reference in Registration Statement (Form S-3 No. 333-111094) and related Prospectus of Aeroflex Incorporated.

/s/ Ernst & Young LLP
February 23, 2004
Detroit, Michigan